Exhibit 99.1

Pernix Group, Inc. Announces Third Quarter 2014 Financial Results

Results Reflect Improved Gross Margin, Cash Flow, Backlog and Revenue Diversification

LOMBARD, IL — November 19, 2014 — Pernix Group, Inc. (OTCQB: PRXG) today announced its financial results for the third quarter ended September 30, 2013.

Financial Highlights — All figures are in U.S. dollars; comparisons of performance are made between Q3 2014 and Q3 2014 unless otherwise specified.

Revenue and Backlog

•                  Total revenue of $19.2 million

•                  Construction revenue of $17.2 million

•                  Power Generation revenue increased 15%

•                  Revenue generated from seven contracts, a 29% increase in the number of revenue generating projects

•                  Continued diversification of customer base and project profiles domestically and abroad

•                  Backlog of $53.1 million, an increase of 43% since December 31, 2013

•                  $61.2 million of new business in first half of year, an increase of 65% over the prior year period

Operating Results

•                  Gross profit increased 44%, driven by higher margins on construction projects

•                  Compensation expense increased $0.6 million as the Company hired key Construction and Power personnel in anticipation of continued portfolio expansion

•                  Continued bottom line profitability, with basic EPS of $0.04 year-to-date and $0.02 for the quarter

Liquidity and Balance Sheet

•                  Cash and cash equivalents decreased 17% to $16.1 million

•                  The Company remains debt free

Financial Review

The Company generated consolidated revenue in the third quarter of 2014 of $19.2 million, as compared to $21.4 million in the comparable period of 2013. Construction segment revenue declined from $19.7 million to $17.2 million, due primarily to achieving substantial completion of a large containerized housing (CHU) project while revenue from several new projects substantially offset the decline from the CHU project. The Company generated construction-related revenue from seven projects during the three months ended September 30, 2014, as compared to five projects during the comparable period in 2013, reflecting the ongoing success of the Company’s efforts to diversify its project portfolio. Power segment revenue increased from $1.7 million to $1.9 million, due primarily to higher demand for power at our plants in Fiji, driven by a shift from hydro to diesel generation, partially offset by lower man-month fees at our operations in Vanuatu.

Gross profit increased 44% or $1.5 million to $4.8 million in the third quarter of 2014 as compared to the comparable period in 2013 fueled by lower anticipated costs related to the two international projects that were substantially complete during the third quarter of 2014. The increase in Construction margin more than offset a slight power generation margin decline resulting mainly from planned maintenance costs at both power plants in Fiji.

Pretax income attributable to Pernix shareholders was comparable at $0.4 million for the quarter ended September 30, 2014 and 2013.  Consolidated net income attributable to common stockholders was $0.1 million in the third quarter of this year, or $0.02 basic and diluted earnings per share, as compared to a loss of $4.6 million in the comparable period last year, or $(0.49) per share.

The Company filed its Form 10-Q with the Securities and Exchange Commission on November 14, 2014, which incorporates its unaudited financial statements and notes thereto for the quarter and nine months ended September 30, 2014.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor primarily in the federal government and private commercial markets; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Patrick J. Gainer

Chief Financial Officer

Pernix Group, Inc.

Tel: (630) 620-4787

pgainer@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com